Exhibit 99.1

Company Contact:	Investor Relations Contact:
Wayne Wetherell	Christiane Pelz
ImageWare Systems, Inc.	Lippert/Heilshorn & Associates
858-673-8600, ext. 138	(415) 433-3777
cpelz@lhai.com

For Immediate Release

ImageWare Systems Receives Delisting Notice from AMEX

SAN DIEGO, CA, Dec. 20, 2007 - ImageWare® Systems, Inc. (AMEX: IW), received notification from the American Stock Exchange (AMEX) dated Dec. 14, 2007, indicating that the Company is not in compliance with AMEX’s Continued Listing standards Sections 1003(a)(ii), 1003(a)(iii) and 1003(a)(iv) of the AMEX Company Guide.  AMEX intends to remove the company’s common stock from listing and registration on AMEX by filing a delisting application with the Securities and Exchange Commission.

ImageWare plans to appeal AMEX’s determination and will request an oral hearing before an AMEX Listing Qualifications Panel.  Once filed, the appeal will ordinarily stay the delisting of the company’s common stock pending a hearing date and the decision of a Listing Qualifications Panel.  The time and place of such hearing will be determined by AMEX and is expected to occur within 45 days after the hearing is requested.  There can be no assurance that the company’s request for continued listing will be granted.  If a Listing Qualifications Panel does not grant the relief sought by the company, its common stock will be delisted from AMEX.  It is expected that the company’s common stock would then be quoted on the Over-the-Counter Bulletin Board (OTCBB).

The company was previously notified by AMEX that it was not in compliance with Section 1003(a)(ii) of the AMEX Company Guide with shareholders’ equity of less than $4,000,000 and losses from continuing operations and/or net losses in three out of its four most recent fiscal years, and Section 1003(a)(iii) of the AMEX Company Guide with shareholders’ equity of less than $6,000,000 and losses from continuing operations and/or net losses in its five most recent fiscal years.  ImageWare was also notified of its non-compliance with Section 1003(a)(iv) of the AMEX Company Guide in that it has sustained losses which are so substantial in relation to its overall operations or its existing financial resources, or its financial condition has become so impaired that it appears questionable, in the opinion of AMEX, as to whether the company would be able to continue operations and/or meet its obligations as they matured.

In June 2006, the company submitted a plan of compliance to AMEX.  In September 2006, AMEX notified the company it had accepted its plan to regain compliance with the continued listing standards in the AMEX Company Guide by the end of the plan period, which AMEX determined to be November 30, 2007.

About ImageWare Systems, Inc.

ImageWare Systems, Inc. (AMEX:IW) is a leading developer of identity management solutions, providing biometric, secure credential and law enforcement technologies. Scalable for worldwide deployment, the Company’s biometric product line includes a multi-biometric engine that is hardware and algorithm independent, enabling the enrollment and management of unlimited population sizes. ImageWare’s identification products are used to manage and issue secure credentials including national IDs, passports, driver licenses, smart cards and access control credentials. ImageWare’s digital booking products provide law enforcement with integrated mug shot, fingerprint Livescan and investigative capabilities. ImageWare is headquartered in San Diego, with offices in Washington DC and Canada. For more information visit www.iwsinc.com.

Safe Harbor Statement

This press release may contain forward-looking statements made pursuant to the “safe harbor’’ provisions of the Private Securities Litigation Reform Act of 1995.  Such statements include, without limitation, statements made with respect to the company’s continued trading status on AMEX prior to the decision of a Listing Qualifications Panel, the timing of the hearing before a Listing Qualifications Panel, the company’s ability to demonstrate to a Listing Qualifications Panel that it can regain compliance with AMEX’s continued listing standards, or the company’s ability to be quoted on the Over-the-Counter Bulletin Board in the event it is delisted from AMEX.  Although the company believes the statements contained herein to be accurate as of the date they were made, it can give no assurance that such expectations will prove to be correct. The company undertakes no obligation to update these forward-looking statements.

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